Exhibit 99.01

414 Nicollet Mall
Jan. 25, 2024	Minneapolis, MN 55401

XCEL ENERGY
2023 YEAR END EARNINGS REPORT

•2023 GAAP diluted earnings per share were $3.21 compared with $3.17 per share in 2022.
•2023 ongoing diluted earnings per share were $3.35 compared with $3.17 per share in 2022.
•Xcel Energy reaffirms 2024 EPS guidance of $3.50 to $3.60 per share.

MINNEAPOLIS — Xcel Energy Inc. (NASDAQ: XEL) today reported 2023 GAAP earnings of $1.77 billion, or $3.21 per share, compared with $1.74 billion, or $3.17 per share in the same period in 2022 and ongoing earnings of $1.85 billion, or $3.35 per share, compared with $1.74 billion, or $3.17 per share in the same period in 2022. See Note 6 for reconciliation from GAAP to ongoing earnings.

Ongoing earnings reflect regulatory outcomes and lower operating and maintenance (O&M) expenses, partially offset by higher depreciation and interest charges.

“2023 was another strong year for Xcel Energy, our customers, our communities, and our investors. We delivered ongoing earnings of $3.35 per share. This is the 19th consecutive year we have met our earnings guidance, which is critical to maintaining a competitive cost of capital, which benefits our customers and shareholders,” said Bob Frenzel, chairman, president and CEO of Xcel Energy.

“In Colorado, we advanced our historic Colorado Energy Plan to establish the largest clean energy portfolio ever built in the state and corresponding transmission infrastructure to ensure reliable, low-cost service for customers. We also retired the first of three coal-fired units at the Sherburne County Generating Station in Minnesota, as we make way for the largest solar facility in the Midwest. This is a milestone as we work to exit coal by 2030 and another sign that we’re leading the nation’s clean energy transition.”

“All the while, our customer bills remained amongst the lowest in the country. The average Xcel Energy residential electric and natural gas bill over the last five years has been 28% and 14% below the national average, respectively.”

At 9:00 a.m. CDT today, Xcel Energy will host a conference call to review financial results. To participate in the call, please dial in 5 to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:	1-866-580-3963
International Dial-In:	400-120-0558
Conference ID:	8637745

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s website at www.xcelenergy.com. To access the presentation, click on Investors under Company. If you are unable to participate in the live event, the call will be available for replay through Jan. 29.

Replay Numbers
US Dial-In:	1-866-583-1035
Access Code:	8637745

Except for the historical statements contained in this report, the matters discussed herein are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements, including those relating to 2024 EPS guidance, long-term EPS and dividend growth rate objectives, future sales, future expenses, future tax rates, future operating performance, estimated base capital expenditures and financing plans, projected capital additions and forecasted annual revenue requirements with respect to rider filings, expected rate increases to customers, expectations and intentions regarding regulatory proceedings, and expected impact on our results of operations, financial condition and cash flows of resettlement calculations and credit losses relating to certain energy transactions, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2022 and subsequent filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: operational safety, including our nuclear generation facilities and other utility operations; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices and fuel costs; qualified employee work force and third-party contractor factors; violations of our Codes of Conduct; our ability to recover costs and our subsidiaries’ ability to recover costs from customers; changes in regulation; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including recessionary conditions, inflation rates, monetary fluctuations, supply chain constraints and their impact on capital expenditures and/or the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; uncertainty regarding epidemics, the duration and magnitude of business restrictions including shutdowns (domestically and globally), the potential impact on the workforce, including shortages of employees or third-party contractors due to quarantine policies, vaccination requirements or government restrictions, impacts on the transportation of goods and the generalized impact on the economy; effects of geopolitical events, including war and acts of terrorism; cybersecurity threats and data security breaches; seasonal weather patterns; changes in environmental laws and regulations; climate change and other weather events; natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; costs of potential regulatory penalties and wildfire damages in excess of liability insurance coverage; regulatory changes and/or limitations related to the use of natural gas as an energy source; challenging labor market conditions and our ability to attract and retain a qualified workforce; and our ability to execute on our strategies or achieve expectations related to environmental, social and governance matters including as a result of evolving legal, regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon markets

For more information, contact:

Paul Johnson, Vice President - Treasurer & Investor Relations	(612) 215-4535

Roopesh Aggarwal, Senior Director - Investor Relations	(303) 571-2855

Xcel Energy website address: www.xcelenergy.com	(612) 215-5300

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2023	2022	2023	2022
Operating revenues
Electric	$2,695	$2,868	$11,446	$12,123
Natural gas	719	1,157	2,645	3,080
Other	28	28	115	107
Total operating revenues	3,442	4,053	14,206	15,310

Operating expenses
Electric fuel and purchased power	950	1,233	4,278	5,005
Cost of natural gas sold and transported	372	776	1,456	1,910
Cost of sales — other	12	12	49	44
Operating and maintenance expenses	580	664	2,444	2,491
Conservation and demand side management expenses	71	72	286	331
Depreciation and amortization	641	606	2,448	2,413
Taxes (other than income taxes)	168	165	657	688
Loss on Comanche Unit 3 litigation	1	—	35	—
Workforce reduction expenses	72	—	72	—
Total operating expenses	2,867	3,528	11,725	12,882

Operating income	575	525	2,481	2,428

Other income (expense), net	3	7	22	(13)
Earnings from equity method investments	8	9	35	36
Allowance for funds used during construction — equity	28	22	91	75

Interest charges and financing costs
Interest charges — includes other financing costs of $8, $8, $32 and $31, respectively	265	248	1,055	953
Allowance for funds used during construction — debt	(15)	(9)	(51)	(28)
Total interest charges and financing costs	250	239	1,004	925

Income before income taxes	364	324	1,625	1,601
Income tax benefit	(45)	(55)	(146)	(135)
Net income	$409	$379	$1,771	$1,736

Weighted average common shares outstanding:
Basic	554	549	552	547
Diluted	554	549	552	547

Earnings per average common share:
Basic	$0.74	$0.69	$3.21	$3.18
Diluted	0.74	0.69	3.21	3.17

XCEL ENERGY INC. AND SUBSIDIARIES
Notes to Investor Relations Earnings Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Non-GAAP Financial Measures

The following discussion includes financial information prepared in accordance with generally accepted accounting principles (GAAP), as well as certain non-GAAP financial measures such as ongoing return on equity (ROE), ongoing earnings and ongoing diluted EPS. Generally, a non-GAAP financial measure is a measure of a company’s financial performance, financial position or cash flows that adjusts measures calculated and presented in accordance with GAAP. Xcel Energy’s management uses non-GAAP measures for financial planning and analysis, for reporting of results to the Board of Directors, in determining performance-based compensation and communicating its earnings outlook to analysts and investors. Non-GAAP financial measures are intended to supplement investors’ understanding of our performance and should not be considered alternatives for financial measures presented in accordance with GAAP. These measures are discussed in more detail below and may not be comparable to other companies’ similarly titled non-GAAP financial measures.

Ongoing ROE
Ongoing ROE is calculated by dividing the net income or loss of Xcel Energy or each subsidiary, adjusted for certain nonrecurring items, by each entity’s average stockholder’s equity. We use these non-GAAP financial measures to evaluate and provide details of earnings results.

Earnings Adjusted for Certain Items (Ongoing Earnings and Ongoing Diluted EPS)
GAAP diluted EPS reflects the potential dilution that could occur if securities or other agreements to issue common stock (i.e., common stock equivalents) were settled. The weighted average number of potentially dilutive shares outstanding used to calculate Xcel Energy Inc.’s diluted EPS is calculated using the treasury stock method. Ongoing earnings reflect adjustments to GAAP earnings (net income) for certain items. Ongoing diluted EPS for Xcel Energy is calculated by dividing net income or loss, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period. Ongoing diluted EPS for each subsidiary is calculated by dividing the net income or loss for such subsidiary, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period.

We use these non-GAAP financial measures to evaluate and provide details of Xcel Energy’s core earnings and underlying performance. For instance, to present ongoing earnings and ongoing diluted earnings per share, we may adjust the related GAAP amounts for certain items that are non-recurring in nature. We believe these measurements are useful to investors to evaluate the actual and projected financial performance and contribution of our subsidiaries. These non-GAAP financial measures should not be considered as an alternative to measures calculated and reported in accordance with GAAP.

Note 1. Earnings Per Share Summary

Xcel Energy’s 2023 GAAP diluted earnings were $3.21 per share compared to $3.17 per share in 2022 and ongoing diluted earnings were $3.35 per share in 2023, compared with $3.17 per share in 2022. The increase in ongoing earnings per share was driven by increased recovery of infrastructure investments, higher sales and demand and lower O&M expenses, partially offset by higher depreciation and interest charges and unfavorable weather.

Fluctuations in electric and natural gas revenues associated with changes in fuel and purchased power and/or natural gas sold and transported generally do not significantly impact earnings (changes in costs are offset by the related variation in revenues).

Summarized diluted EPS for Xcel Energy:

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
Diluted Earnings (Loss) Per Share	2023	2022	2023	2022
NSP-Minnesota	$0.33	$0.29	$1.28	$1.23
PSCo	0.29	0.31	1.26	1.33
SPS	0.15	0.12	0.70	0.64
NSP-Wisconsin	0.06	0.04	0.25	0.23
Earnings from equity method investments — WYCO	0.01	0.01	0.04	0.04
Regulated utility (a)	0.84	0.78	3.52	3.47
Xcel Energy Inc. and Other	(0.10)	(0.09)	(0.31)	(0.29)
GAAP diluted EPS (a)	$0.74	$0.69	$3.21	$3.17
Loss on Comanche Unit 3 litigation (See Note 6)	—	—	0.05	—
Workforce reduction expenses (See Note 6)	0.09	—	0.09	—
Ongoing diluted EPS (a)	$0.83	$0.69	$3.35	$3.17
(a)Amounts may not add due to rounding.

NSP-Minnesota — GAAP earnings increased $0.05 per share and ongoing earnings increased $0.09 per share for 2023 compared to 2022. The change to ongoing earnings was driven by increased recovery of electric infrastructure investments, partially offset by increased interest charges and unfavorable weather.

PSCo — GAAP earnings decreased $0.07 per share and ongoing earnings was flat for 2023. Ongoing earnings primarily reflects higher recovery of infrastructure investment and lower O&M expenses, which were partially offset by increased depreciation, interest charges and unfavorable weather.

SPS — GAAP earnings increased $0.06 per share and ongoing earnings increased $0.07 per share for 2023. Ongoing earnings were largely impacted by regulatory rate outcomes, sales growth, partially offset by increased depreciation, interest charges and unfavorable weather.

NSP-Wisconsin — GAAP and ongoing earnings increased $0.02 per share for 2023 compared to 2022. The increase in ongoing earnings was primarily a result of higher recovery of electric infrastructure investment, partially offset by unfavorable weather and higher depreciation, O&M expenses and interest charges.

Xcel Energy Inc. and Other — Primarily includes financing costs and interest income at the holding company and earnings from Energy Impact Partners (EIP) funds equity method investments. Fluctuations from 2022 levels were largely attributable to increased interest rates.

Components significantly contributing to changes in 2023 EPS compared with 2022:

Diluted Earnings (Loss) Per Share	Three Months Ended Dec. 31	Twelve Months Ended Dec. 31
GAAP and ongoing diluted EPS — 2022	$0.69	$3.17

Components of change — 2023 vs. 2022
Higher electric revenues, net of electric fuel and purchased power	0.15	0.07
Lower O&M expenses	0.11	0.06
Lower conservation and demand side management expenses (offset in electric revenues)	—	0.06
(Lower) higher other income (expense)	(0.01)	0.05
(Higher) lower taxes (other than income taxes)	(0.01)	0.04
(Lower) higher natural gas revenues, net of cost of natural gas sold and transported	(0.04)	0.03
Higher interest expense	(0.03)	(0.14)
Higher depreciation and amortization	(0.05)	(0.05)
Workforce reduction expenses	(0.09)	(0.09)
Loss on Comanche Unit 3 litigation	—	(0.05)
Other (net)	0.02	0.06
GAAP diluted EPS — 2023	$0.74	$3.21
Workforce reduction expenses (See Note 6)	0.09	0.09
Loss on Comanche Unit 3 litigation (See Note 6)	—	0.05
Ongoing Diluted EPS — 2023	$0.83	$3.35

ROE for Xcel Energy and its utility subsidiaries:

2023	NSP-Minnesota	PSCo	SPS	NSP-Wisconsin	Operating Companies	Xcel Energy
GAAP ROE	8.82%	7.32%	9.80%	10.38%	8.45%	10.33%
Ongoing ROE	9.11%	7.77%	9.98%	10.67%	8.79%	10.79%

2022	NSP-Minnesota	PSCo	SPS	NSP-Wisconsin	Operating Companies	Xcel Energy
GAAP and ongoing ROE	8.76%	8.23%	9.36%	10.57%	8.74%	10.76%

Note 2. Regulated Utility Results

Estimated Impact of Temperature Changes on Regulated Earnings — Unusually hot summers or cold winters increase electric and natural gas sales, while mild weather reduces electric and natural gas sales. The estimated impact of weather on earnings is based on the number of customers, temperature variances, the amount of natural gas or electricity historically used per degree of temperature and excludes any incremental related operating expenses that could result due to storm activity or vegetation management requirements. As a result, weather deviations from normal levels can affect Xcel Energy’s financial performance. However, electric decoupling mechanisms in Colorado (mechanism expired in September 2023) and electric sales true-up mechanisms in Minnesota and electric decoupling mechanism in Minnesota predominately mitigate the positive and adverse impacts of weather in those jurisdictions.

Normal weather conditions are defined as either the 10, 20 or 30-year average of actual historical weather conditions. The historical period of time used in the calculation of normal weather differs by jurisdiction, based on regulatory practice. To calculate the impact of weather on demand, a demand factor is applied to the weather impact on sales. Extreme weather variations, windchill and cloud cover may not be reflected in weather-normalized estimates.

Weather — Estimated impact of temperature variations on EPS compared with normal weather conditions:

	Three Months Ended Dec. 31			Twelve Months Ended Dec. 31
	2023 vs. Normal	2022 vs. Normal	2023 vs. 2022	2023 vs. Normal	2022 vs. Normal	2023 vs. 2022
Retail electric	$(0.022)	$0.007	$(0.029)	$0.013	$0.138	$(0.125)
Decoupling and sales true-up	0.008	(0.007)	0.015	(0.007)	(0.061)	0.054
Electric total	(0.014)	—	(0.014)	0.006	0.077	(0.071)
Firm natural gas	(0.034)	0.018	(0.052)	(0.010)	0.037	(0.047)
Decoupling	0.012	—	0.012	0.013	—	0.013
Gas total	(0.022)	0.018	(0.040)	0.003	0.037	(0.034)
Total	$(0.036)	$0.018	$(0.054)	$0.009	$0.114	$(0.105)

Sales — Sales growth (decline) for actual and weather-normalized sales in 2023 compared to 2022:

	Three Months Ended Dec. 31
	NSP-Minnesota	PSCo	SPS	NSP-Wisconsin	Xcel Energy
Actual
Electric residential	(1.7)%	(2.4)%	(2.1)%	(2.7)%	(2.1)%
Electric C&I	(2.2)	(1.4)	4.2	(1.2)	—
Total retail electric sales	(2.1)	(1.8)	3.2	(1.6)	(0.6)
Firm natural gas sales	(15.1)	(13.1)	N/A	(12.4)	(13.7)

	Three Months Ended Dec. 31
	NSP-Minnesota	PSCo	SPS	NSP-Wisconsin	Xcel Energy
Weather-normalized
Electric residential	2.5%	2.2%	2.0%	1.7%	2.3%
Electric C&I	(2.0)	(0.8)	4.3	(1.2)	0.3
Total retail electric sales	(0.6)	0.1	3.8	(0.3)	0.8
Firm natural gas sales	3.0	3.7	N/A	2.9	3.4

	Twelve Months Ended Dec. 31
	NSP-Minnesota	PSCo	SPS	NSP-Wisconsin	Xcel Energy
Actual
Electric residential	(0.5)%	(4.0)%	(3.0)%	(2.6)%	(2.3)%
Electric C&I	(1.1)	(1.9)	5.2	(0.5)	0.5
Total retail electric sales	(0.9)	(2.6)	3.6	(1.1)	(0.3)
Firm natural gas sales	(12.0)	(1.5)	N/A	(12.6)	(5.7)

	Twelve Months Ended Dec. 31
	NSP-Minnesota	PSCo	SPS	NSP-Wisconsin	Xcel Energy
Weather-normalized
Electric residential	1.0%	1.6%	1.1%	0.1%	1.2%
Electric C&I	(1.1)	(0.4)	5.3	(0.4)	1.0
Total retail electric sales	(0.4)	0.3	4.5	(0.3)	1.0
Firm natural gas sales	—	2.3	N/A	(0.4)	1.4

Annual weather-normalized electric sales growth (decline)
•NSP-Minnesota — Residential sales increased due to a 1.2% increase in customers outpacing declines in use per customer. The decline in C&I sales was due to lower use per customer, particularly due to weakness in the manufacturing sector compared to prior year.
•PSCo — Residential sales increased due to increased use per customer and a 1.3% increase in customers. The decline in C&I sales was attributable to decreased use per customer, primarily in the manufacturing sector.
•SPS — Residential sales growth was primarily attributable to a 0.7% increase in customers and increased use per customer. C&I sales increased due to higher use per customer, primarily driven by the energy sector.
•NSP-Wisconsin — The C&I sales decline was associated with lower use per customer, experienced primarily in the transportation and manufacturing sectors.

Annual weather-normalized natural gas sales growth (decline)
•Natural gas sales reflect 1.2% residential and 0.7% C&I customer growth and an increase in C&I use per customer at PSCo. Partially offsetting these increases were lower use per residential customer in all jurisdictions.

Electric Margin — Electric margin is presented as electric revenues less electric fuel and purchased power expenses. Expenses incurred for electric fuel and purchased power are generally recovered through various regulatory recovery mechanisms. As a result, changes in these expenses are generally offset in operating revenues.

Electric revenues and fuel and purchased power expenses are impacted by fluctuations in the price of natural gas, coal and uranium. These price fluctuations generally have minimal impact on earnings impact due to fuel recovery mechanisms. In addition, electric customers receive a credit for PTCs generated, which reduce electric revenue and income taxes.

Electric revenues, fuel and purchased power and margin:

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(Millions of Dollars)	2023	2022	2023	2022
Electric revenues	$2,695	$2,868	$11,446	$12,123
Electric fuel and purchased power	(950)	(1,233)	(4,278)	(5,005)
Electric margin	$1,745	$1,635	$7,168	$7,118

(Millions of Dollars)	Three Months Ended Dec. 31, 2023 vs. 2022	Twelve Months Ended Dec. 31, 2023 vs. 2022
Regulatory rate outcomes (MN, CO, TX, NM, WI, SD and MI)	$83	$100
Non-fuel riders	17	89
Sales and demand (a)	19	57
Wholesale transmission (net)	13	28
Revenue recognition of the Texas rate case surcharge (b)	—	(85)
Estimated impact of weather (net of decoupling/sales true-up)	(11)	(51)
Conservation and demand side management (offset in expense)	6	(43)
PTCs flowed back to customers (offset by lower ETR)	5	(28)
Other (net)	(22)	(17)
Total increase	$110	$50
(a)Sales excludes weather impact, net of partial decoupling in Colorado (mechanism expired in September 2023) and sales true-up mechanism in Minnesota.
(b)The decline in electric margin is due to the recognition of the Texas rate case outcome in the second quarter of 2022, which was largely offset by recognition of previously deferred costs.

Natural Gas Margin — Natural gas margin is presented as natural gas revenues less the cost of natural gas sold and transported. Expenses incurred for the cost of natural gas sold are generally recovered through various regulatory recovery mechanisms. As a result, changes in these expenses are generally offset in operating revenues.

Natural gas expense varies with changing sales and the cost of natural gas. However, fluctuations in the cost of natural gas generally have minimal earnings impact due to cost recovery mechanisms.

Natural gas revenues, cost of natural gas sold and transported and margin:

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(Millions of Dollars)	2023	2022	2023	2022
Natural gas revenues	$719	$1,157	$2,645	$3,080
Cost of natural gas sold and transported	(372)	(776)	(1,456)	(1,910)
Natural gas margin	$347	$381	$1,189	$1,170

(Millions of Dollars)	Three Months Ended Dec. 31, 2023 vs. 2022	Twelve Months Ended Dec. 31, 2023 vs. 2022
Regulatory rate outcomes (CO, WI, MI)	$1	$50
Estimated impact of weather (net of decoupling)	(30)	(25)
Other (net)	(5)	(6)
Total increase	$(34)	$19
O&M Expenses — O&M expenses decreased $47 million in 2023, primarily due to the impact of management cost containment efforts, the exit of our appliance repair services business and the change in deferred costs associated with the Texas Electric Rate Cases (offset in Electric revenues), offset by higher bad debt expenses, the impact of inflationary pressures, including labor, and timing of unplanned maintenance at generating plants.

Depreciation and Amortization — Depreciation and amortization increased $35 million for the year, primarily related to system expansion, offset by the change in deferred costs associated with the Texas Electric Rate Case and depreciation life extensions implemented in the Minnesota Electric Rate Case.

Taxes (other than Income Taxes) —Taxes (other than income taxes) decreased $31 million in 2023, primarily due to lower property tax expense (lower tax rates in Minnesota offset by increase in Colorado) and deferrals related to the Minnesota Electric Rate Case and Texas Electric Rate Case.

Other Income (Expense) — Other income (expense) increased $35 million for the year, primarily related to rabbi trust performance, which is primarily offset in employee benefit cost in O&M expenses.

Interest Charges — Interest charges increased $102 million in 2023. The increase was largely due to higher long-term debt levels to fund capital investments and higher interest rates.

Income Taxes — Effective income tax rate:

	Three Months Ended Dec. 31			Twelve Months Ended Dec. 31
	2023	2022	2023 vs 2022	2023	2022	2023 vs 2022
Federal statutory rate	21.0%	21.0%	—%	21.0%	21.0%	—%
State tax (net of federal tax effect)	4.8	4.7	0.1	4.9	4.9	—
Increases (decreases):
Wind PTCs (a)	(30.4)	(36.0)	5.6	(28.1)	(27.4)	(0.7)
Plant regulatory differences (b)	(5.8)	(5.9)	0.1	(5.6)	(5.5)	(0.1)
Other tax credits, NOL allowances (net) and tax credit allowances	(1.1)	(0.9)	(0.2)	(1.3)	(1.3)	—
Other (net)	(0.9)	0.1	(1.0)	0.1	(0.1)	0.2
Effective income tax rate	(12.4)%	(17.0)%	4.6%	(9.0)%	(8.4)%	(0.6)%
(a)Wind PTCs net of estimated transfer discount are credited to customers (reduction to revenue) and do not have a material impact on net income.
(b)Plant regulatory differences primarily relate to the credit of excess deferred taxes to customers through the average rate assumption method. Income tax benefits associated with the credit are offset by corresponding revenue reductions.

Note 3. Capital Structure, Liquidity, Financing and Credit Ratings

Xcel Energy’s capital structure:

(Millions of Dollars)	Dec. 31, 2023	Percentage of Total Capitalization	Dec. 31, 2022	Percentage of Total Capitalization
Current portion of long-term debt	$552	1%	$1,151	3%
Short-term debt	785	2	813	2
Long-term debt	24,913	57	22,813	55
Total debt	26,250	60	24,777	60
Common equity	17,616	40	16,675	40
Total capitalization	$43,866	100%	$41,452	100%

Liquidity — As of Jan. 23, 2024, Xcel Energy Inc. and its utility subsidiaries had the following committed credit facilities available to meet liquidity needs:

(Millions of Dollars)	Credit Facility (a)	Drawn (b)	Available	Cash	Liquidity
Xcel Energy Inc.	$1,500	$239	$1,261	$1	$1,262
PSCo	700	442	258	5	263
NSP-Minnesota	700	330	370	8	378
SPS	500	36	464	2	466
NSP-Wisconsin	150	75	75	2	77
Total	$3,550	$1,122	$2,428	$18	$2,446
(a)Expires Sept. 2027.
(b)Includes outstanding commercial paper and letters of credit.
Credit Ratings — Access to the capital markets at reasonable terms is partially dependent on credit ratings. The following ratings reflect the views of Moody’s, S&P Global Ratings, and Fitch. The highest credit rating for debt is Aaa/AAA and the lowest investment grade rating is Baa3/BBB-. The highest rating for commercial paper is P-1/A-1/F-1 and the lowest rating is P-3/A-3/F-3. A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the credit rating agency and each rating should be evaluated independently of any other rating.

Credit ratings assigned to Xcel Energy Inc. and its utility subsidiaries as of Jan. 23, 2024:

Credit Type	Company	Moody’s	S&P Global Ratings	Fitch
Senior Unsecured Debt	Xcel Energy Inc.	Baa1	BBB+	BBB+
Senior Secured Debt	NSP-Minnesota	Aa3	A+	A+
	NSP-Wisconsin	Aa3	A	A+
	PSCo	A1	A	A+
	SPS	A3	A	A-
Commercial Paper	Xcel Energy Inc.	P-2	A-2	F2
	NSP-Minnesota	P-1	A-1	F2
	NSP-Wisconsin	P-1	A-2	F2
	PSCo	P-2	A-2	F2
	SPS	P-2	A-2	F2
Capital Expenditures — Base capital expenditures for Xcel Energy for 2024 through 2028:

	Base Capital Forecast (Millions of Dollars)
By Regulated Utility	2024	2025	2026	2027	2028	Total
PSCo	$3,300	$5,230	$4,320	$3,620	$2,730	$19,200
NSP-Minnesota	2,660	2,970	2,380	2,500	2,540	13,050
SPS	910	780	660	870	830	4,050
NSP-Wisconsin	570	600	570	600	650	2,990
Other (a)	(20)	(300)	10	10	10	(290)
Total base capital expenditures	$7,420	$9,280	$7,940	$7,600	$6,760	$39,000
(a)Other category includes intercompany transfers for safe harbor wind turbines.

	Base Capital Forecast (Millions of Dollars)
By Function	2024	2025	2026	2027	2028	Total
Electric transmission	$1,710	$2,020	$2,450	$2,850	$2,470	11,500
Electric distribution	1,770	1,960	2,200	2,200	2,470	10,600
Renewables	1,500	2,910	940	240	20	5,610
Electric generation	940	1,290	1,050	1,060	600	4,940
Natural gas	740	680	630	620	570	3,240
Other	760	420	670	630	630	3,110
Total base capital expenditures	$7,420	$9,280	$7,940	$7,600	$6,760	$39,000

The base plan does not include potential renewable generation additions at the NSP System, SPS and PSCo, which could result in additional capital expenditures of approximately $5 billion. Xcel Energy generally expects to fund additional capital investment with approximately 40% equity and 60% debt.

Xcel Energy’s capital expenditure forecast is subject to continuing review and modification. Actual capital expenditures may vary from estimates due to changes in electric and natural gas projected load growth, safety and reliability needs, regulatory decisions, legislative initiatives (e.g., federal clean energy and tax policy), reserve requirements, availability of purchased power, alternative plans for meeting long-term energy needs, environmental initiatives and regulation, and merger, acquisition and divestiture opportunities.

Financing for Capital Expenditures through 2028 — Xcel Energy issues debt and equity securities to refinance retiring maturities, reduce short-term debt, fund capital programs, infuse equity in subsidiaries, fund asset acquisitions and for other general corporate purposes. Current estimated financing plans of Xcel Energy for 2024 through 2028 (includes the impact of tax credit transferability):

(Millions of Dollars)
Funding Capital Expenditures
Cash from Operations (a)	$22,000
New Debt (b)	13,000
Equity through the DRIP and Benefit Program	500
Other Equity	3,500
Base Capital Expenditures 2024-2028	$39,000

Maturing Debt	$3,780
(a)Net of dividends and pension funding.
(b)Reflects a combination of short and long-term debt; net of refinancing.

2023 Financing Activity — During 2023, approximately $250 million of equity was issued through an at-the-market program. Xcel Energy also issued approximately $88 million of equity through the Dividend Reinvestment Program and benefit programs. Xcel Energy and its utility subsidiaries issued the following long-term debt:

Issuer	Security	Amount (Millions of Dollars)	Tenor	Coupon
Xcel Energy Inc.	Unsecured Senior Notes	$800	10 Year	5.45%
PSCo	First Mortgage Bonds	850	30 Year	5.25
NSP-Minnesota	First Mortgage Bonds	800	30 Year	5.10
NSP-Wisconsin	First Mortgage Bonds	125	30 Year	5.30
SPS	First Mortgage Bonds	100	30 Year	6.00

2024 Planned Financing Activities — During 2024, Xcel Energy Inc. and its utility subsidiaries anticipate the following long-term debt issuances:

Issuer	Security	Amount (Millions of Dollars)	Expected Tenor	Anticipated Timing
Xcel Energy Inc.	Senior Unsecured Notes	$900	10 Year	First Quarter
PSCo	First Mortgage Bonds	1,200	10 Year and 30 Year	Second Quarter
NSP-Minnesota	First Mortgage Bonds	700	30 Year	First Quarter
SPS	First Mortgage Bonds	550	30 Year	Second Quarter
NSP-Wisconsin	First Mortgage Bonds	400	30 Year	Second Quarter
Xcel Energy may issue equity through its at-the-market program or other offerings. Financing plans are subject to change, depending on capital expenditures, regulatory outcomes, internal cash generation, market conditions, changes in tax policies and other factors.

Note 4. Rates, Regulation and Other
NSP-Minnesota — 2024 Minnesota Natural Gas Rate Case — In November 2023, NSP-Minnesota filed a request with the Minnesota Public Utility Commission (MPUC) for an annual natural gas rate increase of approximately $59 million, or 9.6%. The request is based on a ROE of 10.2%, a 52.5% equity ratio and a 2024 forward test year with rate base of approximately $1.27 billion. In Dec. 2023, the MPUC approved NSP-Minnesota’s request for interim rates, subject to refund, of approximately $51 million (implemented on Jan. 1, 2024).

NSP-Minnesota — 2024 North Dakota Natural Gas Rate Case — In December 2023, NSP-Minnesota filed a request with the North Dakota Public Service Commission for an annual natural gas rate increase of approximately $8 million, or 9.4%. The filing is based on a ROE of 10.2%, a 52.5% equity ratio and a 2024 forecast test year with rate base of approximately $168 million. NSP-Minnesota requested interim rates, subject to refund, of approximately $8 million to be implemented on March 1, 2024.

NSP-Wisconsin — Wisconsin Rate Case — In April 2023, NSP-Wisconsin filed a Wisconsin rate case seeking an electric increase of $40 million (rate increase of 4.8%) and a natural gas increase of $9 million (rate increase of 5.3%). The filing is based on a 2024 forecast test year, a ROE of 10.25%, an equity ratio of 52.5% and a forecasted average net rate base of approximately $2.1 billion for the electric utility and $284 million for the natural gas utility.

In September 2023, NSP-Wisconsin filed rebuttal testimony and updated its request for depreciation life extensions and other updates. NSP-Wisconsin revised its requested rate increase to $25 million for the electric utility and $7 million for the natural gas utility.

In November 2023, the Public Service Commission of Wisconsin (PSCW) approved a ROE of 9.8% and an equity ratio of 52.5% as well as a rate increase of approximately $1 million for the electric utility. Adjustments to NSP-Wisconsin’s rate request included removal of a proposed residential affordability program and other earnings neutral adjustments and fuel and purchased power costs. The PSCW also approved a $5 million rate increase for the natural gas utility in 2024. The new rates were implemented on Jan. 1, 2024.

PSCo — Colorado Resource Plan — In August 2022, the Colorado Public Utilities Commission (CPUC) approved a settlement for the Colorado Resource Plan, which provides for an expected carbon reduction and the retirement of PSCo’s remaining coal plant by the end of 2030.
In September 2023 (updated in October 2023), PSCo filed its recommended Preferred Portfolio of resources, which proposed a total of 7,521 megawatts of generation resources, including 4,716 owned MW and 2,805 purchased power MW. The filing also included several other alternative portfolios.

In December 2023, the CPUC verbally approved an alternative portfolio of 5,835 megawatts. The decision provides additional flexibility to assess timing and levels of incremental renewable resources to be addressed in the Just Transition Plan filing expected to be submitted by June 1, 2024.

Approved portfolio includes the following resources:

Generation Resource (in MW)	Company Owned	PPAs	Total
Wind Resources	1,325	375	1,700
Solar	858	760	1,618
Storage	500	1,348	1,848
Natural Gas	450	219	669
Total	3,133	2,702	5,835

PSCo expects to invest approximately $4.8 billion in generation resources under the alternative portfolio for the benefit of its customers and achieving the state’s clean energy goals. The CPUC did not approve the May Valley to Longhorn Transmission Line, which was estimated at $250 million.

In December 2023, the CPUC verbally approved two Performance Incentive Mechanisms (PIMs) associated with the generation projects in the portfolio, including a two-way sharing measure related to capital construction costs and another related to on-going levelized energy costs. These PIMs will be further defined in the written order and related proceedings throughout 2024.

SPS — 2023 Texas Electric Rate Case — In 2023, SPS filed a Texas electric rate case seeking an increase in base rate revenue of $158 million (14%). The request was based on a ROE of 10.65%, an equity ratio of 54.6% and rate base of $3.6 billion. Additionally, the request reflects the acceleration of the Tolk coal plant depreciation life from 2034 to 2028. SPS is requesting a surcharge from July 13, 2023 through the effective date of new base rates.

In December 2023, SPS, PUCT Staff and intervenors filed a black box settlement. Key terms include:
•A base rate increase of $65 million effective back to July 13, 2023.
•A 9.55% ROE, a 54.51% equity ratio and a 7.11% weighted average cost of capital for purposes of calculating SPS’ allowance for funds used during construction and in other proceedings filings.
•Acceleration of the depreciation life for Tolk to 2028.

A PUCT decision is expected in the first quarter of 2024.

SPS — New Mexico Resource Plan — In October 2023, SPS filed its Integrated Resource Plan (IRP) with the New Mexico Public Regulation Commission, which supports projected load growth and secures replacement energy and capacity for retiring resources. Based on load forecast scenarios, SPS’ initial IRP modeling projects a total resource need ranging from approximately 5,300 MW to 10,200 MW by 2030. Upon acceptance of the IRP, SPS expects to issue an RFP for new generation in mid-2024. The RFP will be evaluated in the latter half of 2024 with portfolio selection expected in early 2025.

Note 5. Marshall Wildfire Litigation

In December 2021, a wildfire ignited in Boulder County, Colorado (the “Marshall Fire”), which burned over 6,000 acres and destroyed or damaged over 1,000 structures. On June 8, 2023, the Boulder County Sheriff’s Office released its Marshall Fire Investigative Summary and Review and its supporting documents (the “Sheriff’s Report”). According to an October 2022 statement from the Colorado Insurance Commissioner, the Marshall Fire is estimated to have caused more than $2 billion in property losses.

According to the Sheriff’s Report, on Dec. 30, 2021, a fire ignited on a residential property in Boulder, Colorado, located in PSCo’s service territory, for reasons unrelated to PSCo’s power lines. According to the Sheriff’s Report, approximately one hour and 20 minutes after the first ignition, a second fire ignited just south of the Marshall Mesa Trailhead in unincorporated Boulder County, Colorado, also located in PSCo’s service territory. According to the Sheriff’s Report, the second ignition started approximately 80 to 110 feet away from PSCo’s power lines in the area.

The Sheriff’s Report states that the most probable cause of the second ignition was hot particles discharged from PSCo’s power lines after one of the power lines detached from its insulator in strong winds, and further states that it cannot be ruled out that the second ignition was caused by an underground coal fire. According to the Sheriff’s Report, no design, installation or maintenance defects or deficiencies were identified on PSCo’s electrical circuit in the area of the second ignition. PSCo disputes that its power lines caused the second ignition.

PSCo is aware of 298 complaints, certain of which have also named Xcel Energy Inc. and Xcel Energy Services, Inc. as a defendant, on behalf of at least 4,047 plaintiffs relating to the Marshall Fire. The complaints generally allege that PSCo’s equipment ignited the Marshall Fire and assert various causes of action under Colorado law, including negligence, premises liability, trespass, nuisance, and inverse condemnation. In September 2023, the Boulder County District Court Judge consolidated eight lawsuits that were pending at that time into a single action for pretrial purposes and has subsequently consolidated additional lawsuits that have been filed.

Colorado courts do not apply strict liability in determining an electric utility company’s liability for fire-related damages. For inverse condemnation claims, Colorado courts assess whether a defendant acted with intent to take a plaintiff’s property or intentionally took an action which has the natural consequence of taking the property. For negligence claims, Colorado courts look to whether electric power companies have operated their system with a heightened duty of care consistent with the practical conduct of its business, and liability does not extend to occurrences that cannot be reasonably anticipated.

Under Colorado law, in a civil action other than a medical malpractice action, the total award for noneconomic loss is capped at $0.6 million per defendant for claims that accrued at the time of the Marshall Fire unless the court finds justification to exceed that amount by clear and convincing evidence, in which case the maximum doubles. Colorado law does not impose joint and several liability in tort actions. Instead, under Colorado law, a defendant is liable for the degree or percentage of the negligence or fault attributable to that defendant, except where the defendant conspired with another defendant. A jury’s verdict in a Colorado civil case must be unanimous.

Colorado law caps punitive or exemplary damages to an amount equal to the amount of the actual damages awarded to the injured party, except the court may increase any award of punitive damages to a sum up to three times the amount of actual damages if the conduct that is the subject of the claim has continued during the pendency of the case or the defendant has acted in a willful and wanton manner during the action which further aggravated plaintiff’s damages.

In the event Xcel Energy Inc. or PSCo was found liable related to this litigation and were required to pay damages, such amounts could exceed our insurance coverage of approximately $500 million and have a material adverse effect on our financial condition, results of operations or cash flows. However, due to uncertainty as to the cause of the fire and the extent and magnitude of potential damages, Xcel Energy Inc. and PSCo are unable to estimate the amount or range of possible losses in connection with the Marshall Fire.

Note 6. Non-GAAP Reconciliation

Xcel Energy’s reported earnings are prepared in accordance with GAAP. Xcel Energy’s management believes that ongoing earnings, or GAAP earnings adjusted for certain items, reflect management’s performance in operating the company and provides a meaningful representation of the underlying performance of Xcel Energy’s core business. In addition, Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, reporting of results to the Board of Directors and when communicating its earnings outlook to analysts and investors. This non-GAAP financial measure should not be considered as an alternative to measures calculated and reported in accordance with GAAP.

Earnings Adjusted for Certain Items (Ongoing Earnings)

Reconciliation of GAAP earnings (net income) to ongoing earnings:

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(Millions of Dollars)	2023	2022	2023	2022
GAAP net income	$409	$379	$1,771	$1,736
Loss on Comanche Unit 3 litigation	1	—	35	—
Workforce reduction expenses	72	—	72	—
Less: tax effect of adjustment	(19)	—	(27)	—
Ongoing earnings	$463	$379	$1,851	$1,736

Reconciliation of GAAP diluted EPS to ongoing diluted EPS by operating company:

	Twelve Months Ended Dec. 31, 2023			Twelve Months Ended Dec. 31, 2022
Diluted Earnings (Loss) Per Share	GAAP Diluted EPS	Impact of Adjustments	Ongoing Diluted EPS	GAAP Diluted EPS	Impact of Adjustments	Ongoing Diluted EPS
NSP-Minnesota	$1.28	$0.04	$1.32	$1.23	—	$1.23
PSCo (a)	1.26	0.08	1.33	1.33	$—	1.33
SPS	0.70	0.01	0.71	0.64	—	0.64
NSP-Wisconsin	0.25	—	0.25	0.23	—	0.23
Earnings from equity method investments — WYCO	0.04	—	0.04	0.04	—	0.04
Regulated utility (a)	3.52	0.14	3.66	3.47	—	3.47
Xcel Energy Inc. and Other	(0.31)	—	(0.31)	(0.29)	—	(0.29)
Total (a)	3.21	0.14	3.35	3.17	—	3.17
(a)Amounts may not add due to rounding.

Comanche Unit 3 Litigation — In the third quarter of 2023, PSCo recognized a $34 million loss due to a jury verdict in Denver County District Court awarding CORE lost power damages and other costs. PSCo intends to file an appeal of this decision. Given the non-recurring nature of this specific item, it has been excluded from ongoing earnings.

Workforce Reduction — In 2023, Xcel Energy implemented workforce actions to align resources and investments with our evolving business and customer needs, and streamline the organization for long-term success. Xcel Energy initiated a Voluntary Retirement Program, under which approximately 400 eligible non-bargaining employees retired. Xcel Energy also eliminated approximately 150 non-bargaining employees through an involuntary severance program.

Workforce reduction expenses of $72 million were recorded in the fourth quarter of 2023. Given the non-recurring nature of this item, it has been excluded from ongoing earnings.

Note 7. Earnings Guidance and Long-Term EPS and Dividend Growth Rate Objectives

Xcel Energy 2024 Earnings Guidance — Xcel Energy’s 2024 ongoing earnings guidance is a range of $3.50 to $3.60 per share.(a)

Key assumptions as compared with 2023 actual levels unless noted:
•Constructive outcomes in all pending rate case and regulatory proceedings.
•Normal weather patterns for the remainder of the year.
•Weather-normalized retail electric sales are projected to increase 2% to 3%.
•Weather-normalized retail firm natural gas sales are projected to be flat.
•Capital rider revenue is projected to increase $70 million to $80 million (net of PTCs).
•O&M expenses are projected to increase 1% to 2%.
•Depreciation expense is projected to increase approximately $250 million to $260 million.
•Property taxes are projected to increase $50 million to $60 million.
•Interest expense (net of AFUDC - debt) is projected to increase $130 million to $140 million, net of interest income.
•AFUDC - equity is projected to increase $45 million to $55 million.
•ETR is projected to be ~(4%) to (6%). The negative ETR is largely offset by PTCs flowing back to customers in the capital riders and fuel mechanisms and is largely earnings neutral. The projected ETR does not reflect the potential impact of nuclear PTCs, which are also expected to flow back to customers.

(a)Ongoing earnings is calculated using net income and adjusting for certain nonrecurring or infrequent items that are, in management’s view, not reflective of ongoing operations. Ongoing earnings could differ from those prepared in accordance with GAAP for unplanned and/or unknown adjustments. As Xcel Energy is unable to quantify the financial impacts of any additional adjustments that may occur for the year, we are unable to provide a quantitative reconciliation of the guidance for ongoing EPS to corresponding GAAP EPS.

Long-Term EPS and Dividend Growth Rate Objectives — Xcel Energy expects to deliver an attractive total return to our shareholders through a combination of earnings growth and dividend yield, based on the following long-term objectives:
•     Deliver long-term annual EPS growth of 5% to 7% based off of a 2023 actual ongoing earnings base of $3.35 per share.
•    Deliver annual dividend increases of 5% to 7%.
•     Target a dividend payout ratio of 50% to 60%.
•     Maintain senior secured debt credit ratings in the A range.

XCEL ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE SUMMARY (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended Dec. 31
	2023	2022
Operating revenues:
Electric and natural gas	$3,414	$4,025
Other	28	28
Total operating revenues	3,442	4,053

Net income	$409	$379

Weighted average diluted common shares outstanding	554	549

Components of EPS — Diluted
Regulated utility	$0.84	$0.78
Xcel Energy Inc. and other costs	(0.10)	(0.09)
GAAP diluted EPS (a)	$0.74	$0.69
Loss on Comanche Unit 3 litigation (See Note 6)	—	—
Workforce reduction expenses (See Note 6)	0.09	—
Ongoing diluted EPS (a)	$0.83	$0.69

Book value per share	$31.79	$30.37
Cash dividends declared per common share	0.52	0.4875

	Twelve Months Ended Dec. 31
	2023	2022
Operating revenues:
Electric and natural gas	$14,091	$15,203
Other	115	107
Total operating revenues	14,206	15,310

Net income	$1,771	$1,736

Weighted average diluted common shares outstanding	552	547

Components of EPS — Diluted
Regulated utility	$3.52	$3.47
Xcel Energy Inc. and other costs	(0.31)	(0.29)
GAAP diluted EPS (a)	$3.21	$3.17
Loss on Comanche Unit 3 litigation (See Note 6)	0.05	—
Workforce reduction expenses (See Note 6)	0.09	—
Ongoing diluted EPS (a)	$3.35	$3.17

Book value per share	$31.90	$30.48
Cash dividends declared per common share	2.08	1.95

(a) Amounts may not add due to rounding.